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          AMENDMENT NO. 2 TO PLAN OF REORGANIZATION


     THIS AMENDMENT to that certain Agreement and Plan of Reorganization made and entered into on the 6th day of November 1996 (the "Agreement"), by and between ANTARES RESOURCES CORPORATION, a New York corporation with its principal place of business located at 2345 Friendly Road, Fernandina Beach, Florida 32034 ("ARC") and UNITED KINA BREWING GROUP, LTD., a Bermuda corporation with its principal place of business located at 21st Floor, Central Plaza, Wanchai, Hong Kong ("Kina"), who hereby agree to amend the specific provisions of the Agreement included hereinbelow as follow:

     Section 3.5 (a)(iv), as amended, is hereby again amended to read as follows:

     (iv) the Closing does not take place by the close of business on or before November 27, 1996, this Agreement shall be cancelled and void, unless the Closing date is extended by the mutual consent of the parties hereto in writing.

     Section 3.8, as amended, is hereby again amended to read as follows:

     Section 3.8 Effective Date. The parties hereto hereby agree that the Effective Date of the transaction proposed herein shall be 5:00 P.M. Pacific Time on November 27, 1996, unless the parties agree otherwise, in writing.

     DATED this 6th day of November, 1996.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment to the Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

                               ANTARES RESOURCES CORPORATION
ATTEST:



                               By: /s/ William W. Perry
---------------------------    ------------------------
Secretary or                   William W. Perry, President
 Assistant Secretary



ATTEST:                        UNITED KINA BREWING GROUP, LTD.



                               By: /s/ Victoria Lam
----------------------------   ----------------------------
Secretary or                   Victoria Lam, President
Assistant Secretary